EXHIBIT 10.68

Cool Technologies, Inc.

8875 Hidden River Parkway

Tampa, Florida 33637

February 16, 2017

Robert Klimov

Managing Partner

Bellridge Capital, LLC

515 E. Las Olas Boulevard Suite 120A

Fort Lauderdale Florida 33301

Re: 5% Convertible Notes

Gentlemen:

Reference is made to the Securities Purchase Agreement dated as of December 6, 2016 between Cool Technologies, Inc. and Bellridge Capital, LLC. (the “Agreement”), the 5% Convertible Notes issued thereunder (the “Notes”) and the other agreements entered into between the parties in connection therewith. Capitalized terms used herein not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

Pursuant to the Notes, the Company was to have effected a reverse split of its Common Stock (the “Reverse Split”). The Company has not effected the Reverse Split. Subject to the below, the Purchaser hereby waives the requirement to complete the Reverse Split.

The Company agrees to by April 24, 2017, either (i) effect the Reverse Split such that there will be enough shares available for conversion of the Notes in such amounts as is required under the Notes or (ii) increase the authorized share capital of the Company n such amounts as is required under the Notes by amending its Articles of Incorporation (“Authorized Share Increase”).

If either the Reverse Split or the Authorized Share Increase is not effected by April 24, 2017 it shall constitute an Event of Default under the Note.

No other term or provision of the Transaction Documents shall be affected by this agreement other than as specifically provided for herein.

Cool Technologies, Inc.

By:

AGREED AND ACCEPTED:

Bellridge Capital, LLC

By:
Robert Klimov Managing Partner